Exhibit 99.1

2004-20

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON CONFIRMS “CASH PAY” PROVISION ON CONVERTIBLE SECURITIES

•	Board approves irrevocable election to retire debt with cash rather than issue shares

•	Conversion of debentures not assumed in fully diluted share calculations

HOUSTON (December 6, 2004) — Cooper Cameron Corporation (NYSE: CAM) has elected to use a “cash pay” provision with respect to its 1.50% convertible senior debentures due 2024 for any debentures tendered for conversion or designated for redemption. In the event Cooper Cameron’s common stock price reaches certain predetermined levels and holders choose to tender their debentures, or if Cooper Cameron decides to redeem the debentures, the Company will pay cash for 100 percent of the principal amount of such debentures.

Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said that by committing to this course of action, the Company will not include, in its calculation of diluted earnings per share (EPS), the underlying shares associated with the potential conversion of the principal amount of the convertible debentures into common stock. “When we originally issued the 1.50% convertibles,” Erikson said, “accounting rules did not require potential conversion of these debentures to be assumed in fully diluted calculations. While recent changes in the accounting rules for such contingency convertibles would now require us to assume conversion, the election of the ‘cash pay’ option obviates the need to include the underlying shares in the current calculation of diluted EPS.”

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com